Exhibit 5.1

[Letterhead of Klehr, Harrison, Harvey, Branzburg & Ellers LLP]

July 30, 2003

Board of Directors
Millstream Acquisition Corporation
435 Devon Park Drive, Building 400
Wayne, Pennsylvania 19087

Dear Gentlemen:

        As counsel to Millstream Acquisition Corporation, a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-1 (File No. 333-105388) (the Registration Statement as amended at the time it becomes effective being referred to as the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering 3,500,000 Units, with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and warrants to purchase two shares of the Company's Common Stock (the "Warrants") to the underwriters for whom EarlyBirdCapital, Inc. is acting as representative (collectively, the "Underwriters"), (ii) up to 525,000 Units (the "Over-Allotment Units") which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 350,000 Units which EarlyBirdCapital, Inc. will have the right to purchase for its own account or that of its designees (the "Purchase Option Units"), (iv) all shares of Common Stock and all Warrants issued as part of the Units and (v) all shares of Common Stock issuable upon exercise of the Warrants.

        In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws; (ii) minutes and resolutions of the Company's Board of Directors and stockholders; (iii) certificates issued by public officials; and (iv) such other documents and corporate records relating to the Company and the issuance and sale of the Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock as we have deemed necessary as a basis for the opinion hereinafter set forth.

        In our examination of the foregoing documents, we have assumed: (i) the genuineness of all signatures on originals and certified copies of documents; and (ii) the authenticity of all documents submitted to us as originals as well as the conformity to the originals of all documents submitted to us as photostatic copies. As to any fact material to our opinion, we have relied, to the extent we deem such reliance proper, upon representations of officers of the Company.

        Based upon the foregoing, we are of the opinion that the Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

        We are opining solely on all applicable statutory provisions of Delaware law, including the rules and regulations underlying those provisions, and the applicable judicial and regulatory determinations. We hereby consent to the reference to our firm in the Registration Statement under the prospectus caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Klehr, Harrison, Harvey, Branzburg & Ellers LLP